Exhibit 5.14
Consent of AMEC Engineering and Construction Services Inc.
In connection with Novagold Resources Inc.’s registration statement on Form F-10 dated April 16, 2007, filed under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Philip Messer, on behalf of AMEC Engineering and Construction Services, Inc. (“AMEC E&C”), hereby consent to references to AMEC E&C’s name and to the use of the resource model for the Rock Creek project (the “Technical Information”), or portions thereof, in the Registration Statement.
Dated at Sparks, Nevada this 12th day of April, 2007.
/s/  Philip Messer
Philip Messer PE
Operations Manager
AMEC E&C Services, Inc.
2001 West Camelback Road, Suite 300
Phoenix, Arizona USA 85015